Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE TO ACQUIRE ENGINEERING AND CONSTRUCTION ASSETS AND

TECHNOLOGY FROM CB&I

Tulsa, OK – September 15, 2008 – Matrix Service Co. (NASDAQ: MTRX), a leading industrial services company, today announced an agreement with CB&I (NYSE: CBI) to acquire engineering and construction resources and technology used to design, engineer and construct single and full containment LNG storage tanks, LIN/LOX storage tanks, LPG storage tanks and Thermal Vacuum Chambers. The transaction, which is subject to approval by the Federal Trade Commission, includes approximately 70 engineering and construction personnel, along with tools, equipment, and backlog of up to $20 million on existing contracts, which are expected to be completed over the next two years. Also included in the transaction is a perpetual license to use CB&I’s technology necessary to design, engineer, and construct LNG tanks, LIN/LOX tanks, LPG tanks and Thermal Vacuum Chambers. The financial terms of the transaction were not disclosed.

Michael J. Bradley, president and CEO of Matrix Service, said, “This new technology and expertise combined with our existing capabilities clearly positions Matrix Service as a leading supplier of steel plate structures in North America in line with our growth strategy. We are also gaining an experienced engineering team and highly skilled field crews, and we are pleased to add these outstanding individuals to the Matrix Service team.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long, Vice President Finance and CFO

T: +1-918-838-8822

E: telong@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Managing Director

Grayling Global

T: +1-646-284-9418

E: tnguyen@hfgcg.com